Exhibit 99.1

LETTER OF INSTRUCTION
With respect to the Exchange Offers Regarding the
7.087% Senior Secured Notes due 2038 and

7.337% Senior Secured Notes due 2041

of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON        , 202        , unless extended

To My Broker or Account Representative:

I, the undersigned, hereby acknowledge receipt of the Prospectus, dated [●], 202        (the “Prospectus”) of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. (together, the “Issuers”) with respect to the Issuers’ exchange offers set forth therein (the “Exchange Offers”). I understand that the Exchange Offers must be accepted on or prior to 5:00 PM, New York City Time, on [●], 202       , unless extended.

This letter instructs you as to action to be taken by you relating to the Exchange Offers with respect to the Issuers’ 7.087% Senior Secured Notes due 2038 and 7.337% Senior Secured Notes due 2041 (the “Old Notes”) held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (FILL IN AMOUNT):

7.087% Senior Secured Notes due 2038	$___________________________________
7.337% Senior Secured Notes due 2041	$___________________________________

With respect to the Exchange Offers, the undersigned hereby instructs you (CHECK APPROPRIATE BOX(ES)):

☐	TO TENDER the following Old Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT AT MATURITY OF OLD NOTES TO BE TENDERED, IF ANY):

7.087% Senior Secured Notes due 2038	$___________________________________
7.337% Senior Secured Notes due 2041	$___________________________________
(must be in integral multiples of $1,000)

☐	NOT TO TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, the undersigned hereby represents for the benefit of the Issuers and you that:

1.	The undersigned is acquiring the Issuers’ 7.087% Senior Secured Notes due 2038 or 7.337% Senior Secured Notes due 2041 (collectively, the “New Notes”), as applicable, for which the Old Notes will be exchanged, in the ordinary course of its business;

2.	Neither the undersigned nor any other person acquiring New Notes in exchange for the undersigned’s Old Notes in the exchange offers is engaging in or intends to engage in a distribution of New Notes within the meaning of the federal securities laws;

3.	The undersigned is not engaged in, and does not intend to engage in, and does not have an arrangement or understanding with any person to participate in, the distribution of New Notes;

4.	The undersigned is not an “affiliate,” as defined under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), of either of the Issuers; and

5.	Subject to the following sentence, the undersigned is not a broker-dealer and does not intend to engage in a distribution of the New Notes. Or, if the undersigned is a broker-dealer holding Old Notes acquired for its own account as a result of market-making activities or other trading activities, the undersigned will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes received in respect of such Old Notes pursuant to the Exchange Offers.

Once the Issuers accept the tender of the Old Notes, this letter of instruction is a binding agreement between the undersigned and the Issuers.

The Issuers reserve the absolute right to:

1.	reject any and all tenders of any particular Old Notes not properly tendered;

2.	refuse to accept any Old Notes if, in their reasonable judgment or the judgment of their counsel, the acceptance would be unlawful; and

3.	waive any defects or irregularities or conditions of the exchange offers, to the extent permitted by applicable law, as to any particular Old Notes before the expiration of the offer.

The undersigned also authorizes you to:

(1)	confirm that the undersigned has made such representations; and

(2)	take such other action as necessary under the Prospectus to effect the valid tender of such Old Notes.

The undersigned acknowledges that any person participating in the Exchange Offers for the purpose of distributing New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of New Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no-action letters that are discussed in the section of the Prospectus entitled “The Exchange Offers.”

The Exchange Offer is subject to certain conditions, described in the Prospectus in the section entitled “Conditions of the Exchange Offers.”

Name of beneficial owner(s):

Signatures:

Name (please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date: